Exhibit 10(c)

GUARANTEE

THIS GUARANTEE (the "Guarantee") is made and entered into this 1st day of August 2003 by FPL GROUP CAPITAL INC, a Florida corporation (the "Guarantor"), in favor of Northeast Energy Associates, A Limited Partnership (hereinafter the "Guaranteed Party").

WHEREAS, the Guaranteed Party has entered into a Contract for Sale and Purchase of Natural Gas, dated July 1, 2003 (the "Base Contract") with an affiliate of the Guarantor, FPL Energy Power Marketing, Inc. ("Obligor") which provides for the delivery of natural gas by the Guaranteed Party to Obligor under a Firm Performance Obligation (as defined in the Base Contract) and the purchase of such natural gas for a contract price to be determined pursuant to Exhibit B of the Base Contract.

WHEREAS, in consideration for and as an inducement to, the Guaranteed Party's performance of the obligations set forth in the Base Contract, Guarantor has agreed to provide this Guarantee to the Guaranteed Party.

NOW THEREFORE, in consideration of the foregoing, Guarantor agrees as follows:

1. Guarantee. Subject to the terms herein, the Guarantor unconditionally and irrevocably guarantees to the Guaranteed Party, its successors and permitted assigns hereunder, the prompt payment when due of the following amounts, to the extent payable by Obligor under the Base Contract: (A) any Seller's Cover Costs and (B) any amounts due from Obligor to the Guaranteed Party pursuant to Section 16.3 of the Base Contract (all of the foregoing amounts set forth above in clauses (A) and (B) are collectively referred to herein as the "Obligations"); provided, however that notwithstanding anything contained herein to the contrary, the maximum amount for which the Guarantor shall be liable hereunder and the maximum recovery from the Guarantor which may be collected pursuant to the provisions of this Guarantee, shall in no event exceed in the aggregate (whether in principal, interests, costs, expenses, attorney's fees or other sums due), the amount (determined as of the date any claim is made hereunder) equal to the amount set forth in the attached Schedule "A" for the corresponding time period during which such claim is made, less the aggregate amount theretofore paid by or on behalf of the Guarantor pursuant to the provisions of this Guarantee (as of the date of any determination thereof, the "Maximum Liability"). This Guarantee is a guarantee of payment and not of collection. If Obligor fails to pay any Obligation in full when and as due in accordance with the terms of the Base Contract, the Guarantor will pay in accordance with the terms hereof such Obligation directly for the Guaranteed Party's benefit promptly upon the Guaranteed Party's demand therefor in accordance with the provisions hereof. The Guaranteed Party may proceed against the Guarantor without any collection or other enforcement action against Obligor. This Guarantee extends to and includes all amendments or modifications of the Base Contract which are agreed to in writing by Obligor and the Guaranteed Party. This Guarantee also extends to any assignment or other transfer by Obligor of its interest in or obligations under the Base Contract made in accordance with the terms contained therein.

2. Term. This Guarantee shall become effective upon the Commencement Date (as such term is defined in the Base Contract) and shall remain in full force and effect until the expiration or termination of Obligor's obligations under the Base Contract in accordance with their terms and payment by Obligor of all amounts payable by Obligor thereunder, whether due before, on or after the date of such termination.

3. Nature of Guarantee.

The Guarantor's obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral for such Obligations. The Guaranteed Party shall not be obligated to file any claim relating to the obligations owing to it if Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to exercise rights with respect to, or realize the benefit of, any such collateral shall not affect the Guarantor's obligations hereunder. If any payment to the Guaranteed Party with respect to any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligation as if such payment had not been made.

Notwithstanding any provision of this Guarantee to the contrary, the Guarantor shall be entitled to assert all rights and defenses that the Obligor may be entitled to under the Base Contract, including, but not limited to, any setoff or counterclaims to which the Obligor is or may be entitled. Notwithstanding the preceding sentence, the liability of the Guarantor under this Guarantee shall not be affected because of the bankruptcy, insolvency, dissolution or liquidation of the Obligor or the lack of power or authority of the Obligor to enter into the Agreement and to perform its obligations thereunder.

4. Demands and Notice.

(a) The Guaranteed Party shall have the right to enforce this Guarantee against the Guarantor upon the occurrence of any failure by Obligor to pay any Obligations as and when due. The right of the Guaranteed Party to enforce this Guarantee shall be in addition to any other right to enforce the Base Contract by actions taken against Obligor, any other guarantor or party, or by resort to any security held by the Guaranteed Party. In order to make a claim under this Guarantee, the Guaranteed Party must notify the Guarantor in writing of its demand that payment be made by the Guarantor (a "Payment Demand"), and the Guarantor shall, subject to the terms of this Guarantee, pay to the Guaranteed Party in the manner required by the Base Contract the amount set forth in the Payment Demand notice within three (3) Business Days after the date of receipt of such Payment Demand notice by the Guarantor. The notice provisions set forth in this Section 4(a) shall not release or diminish the accrual of late payment interest owed under the Base Contract as a result of nonpayment by Obligor thereunder.

(b) A Payment Demand shall identify the amount and the basis of the demand in reasonable detail, and shall specify that Obligor has failed to pay the Obligation that is the subject of the Payment Demand in full when and as due in accordance with the terms of the Base Contract. Subject to the terms hereof, a Payment Demand conforming to the foregoing requirements shall be sufficient notice to the Guarantor to pay under this Guarantee. Notices under this Guarantee shall be deemed received if sent to the address specified below: (i) on the second Business Day after receipt by Guarantor, if served by express delivery (such as FedEx or DHL), (ii) on the second Business Day after transmission, if served by facsimile transmission (provided that sender has machine confirmation that facsimile was transmitted to the correct fax number listed below), and (iii) solely in the case where notice address specified below or a notice address subsequently provided in writing by the Guarantor is within the United States, three (3) Business Days after mailing, if sent by certified, first-class mail, return receipt requested.

To Guarantor:	FPL Group Capital Inc 700 Universe Boulevard P.O. Box 14000 Juno Beach, Florida 33408 Attention: Treasurer Fax: (561) 694-3707
To Obligor:	FPL Energy Power Marketing, Inc. 700 Universe Blvd. P.O. Box 14000 Juno Beach, FL 33408 Attn: Credit Manager Fax: (561) 625-7517
To the Guaranteed Party:	Northeast Energy Associates c/o FPL Energy, LLC 700 Universe Blvd. P.O. Box 14000 Juno Beach, FL 33408 Attention: Nathan E. Hanson, Business Manager Fax: (561) 304-5161
Any party may change its address to which notice is given hereunder by providing notice of same in accordance with this Section 4.

5. Consents. Waivers and Renewals. The Guaranteed Party and Obligor may mutually agree in writing to (i) modify the Base Contract, (ii) extend the time of payment or (iii) otherwise modify the terms of payment of any of the Obligations, without in any way impairing or affecting this Guarantee. The Guaranteed Party may resort to the Guarantor for payment of any of the Obligations, whether or not the Guaranteed Party shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations. The Guarantor hereby waives notice of acceptance of this Guarantee, and also presentment, protest and notice of protest or dishonor of any evidences of indebtedness hereby guaranteed. Nothing in this Section 5 shall relieve the Guaranteed Party of its obligation to notify the Guarantor of a claim hereunder as provided in Section 4(a) above.

6. Subrogation. Upon the indefeasible payment in full of the Obligations owing to the Guaranteed Party by the Guarantor pursuant to this Guaranty, the Guarantor shall be subrogated to the rights of the Guaranteed Party against Obligor, and the Guaranteed Party agrees to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.

7. Representations and Warranties. The Guarantor hereby represents and warrants as of the date hereof that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to transact business and is in good standing in each jurisdiction where the failure to so qualify would have a material adverse effect on the performance by the Guarantor of its obligations hereunder; (b) the execution, delivery and performance by the Guarantor of this Guarantee are within its corporate powers have been duly authorized by all necessary corporate action and do not violate the Guarantor's charter or by-laws or any law, order or contractual restriction binding on the Guarantor; (c) this Guarantee has been duly executed and delivered and constitutes the Guarantor's legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting enforcement of creditors' rights in general and general principles of equity); (d) the Guarantor has received fair and adequate consideration for its assumption of the liabilities set forth in this Guarantee; ( e) no litigation, arbitration or other proceeding against the Guarantor by or before any government authority, court, arbitrator or mediator is in progress, pending or, to the best knowledge of the Guarantor, threatened which calls into question or challenges the validity of this Guarantee or the transactions contemplated hereby; (f) the execution and delivery by the Guarantor of this Guarantee and the performance by the Guarantor of its obligations hereunder do not and will not require, by virtue of any applicable requirement in effect on the date hereof, any approval, consent, permit, license or other authorization of any Person (including any government approvals) which, as of the date hereof, has not been duly obtained, made or taken or where the failure to so obtain, make or take would not have a material adverse effect on the financial condition of the Guarantor and its subsidiaries, taken as a whole: and (g) neither the execution, delivery or performance by the Guarantor of this Guarantee, nor compliance by it with the terms and provisions hereof (i) will contravene any order, writ, injunction or decree of any court or governmental instrumentality applicable to it or (ii) will conflict or be inconsistent with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Guarantor pursuant to, the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreements, contract or instrument to which the Guarantor is a party or by which it or any of its property or assets is bound, which, in the case of any of the circumstances described in subclauses (i) or (ii) of this clause (g), would have a material adverse effect on the financial condition of the Guarantor and its subsidiaries, taken as a whole.

8. Assignment. This Guarantee may not be assigned by either party without the prior written consent of the other party, and any purported assignment without such consent shall be null and void.

9. Miscellaneous. All capitalized terms not defined herein shall have the meanings set forth in the Base Contract. No provision of this Guarantee may be amended or waived except by a written instrument executed by the Guarantor and the Guaranteed Party. This Guarantee shall bind and benefit the successors and permitted assigns of the Guarantor and the Guaranteed Party. This Guarantee shall not be deemed to benefit any person except the Guaranteed Party and its successors and permitted assigns. Should any one or more provisions of this Guarantee be determined to be unenforceable, all other provisions nevertheless shall remain effective. This Guarantee shall be construed in accordance with the laws of the State of New York, excluding its choice of law provisions that would require the application of laws of a jurisdiction other than such State. No failure or delay on the part of the Guaranteed Party in exercising any right, power or privilege hereunder and no course of dealing between the Guarantor and the Guaranteed Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Guarantee constitutes the sole and entire agreement between the Guarantor and the Guaranteed Party with respect to the subject matter hereof and supersedes and replaces any and all prior agreements, understandings, negotiations or correspondence between them with respect thereto, including without limitation any and all prior guaranty agreements executed by the Guarantor in favor of the Guaranteed Party with respect to any or all of the Obligations. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies the Guaranteed Party would otherwise have.

10. Enforcement Rights. Any reasonable costs incurred by or on behalf of the Guaranteed Party enforcing its rights hereunder (including, without limitation, court costs and reasonable attorneys' fees) in connection with its enforcement of this Guarantee shall be paid by the Guarantor; provided, however, that the Guarantor shall not be liable for any such costs of the Guaranteed Party if no payment under this Guarantee is due.

11. Jurisdiction. The Guarantor, for itself and its successors, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against the Guarantor arising out of or relating to this Guarantee or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted in any state or federal court in the State of New York, (b) waives any objection which it may now or hereafter have to the venue of any action, suit or proceeding, and (c) irrevocably submits itself to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in the State of New York for purposes of any such action, suit or proceeding. Service of process upon the Guarantor shall be made in person at the address listed in Section 4(b) or, if the Guarantor is located outside of the United States, by service upon Guarantor's process agent in New York, New York, as specified by written notice of the Guarantor to the Guaranteed Party.

12. Waiver of Jury Trial. THE GUARANTOR AND THE GUARANTEED PARTY EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE, THE BASE CONTRACT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered this Guaranty by its duly authorized officer as of the date first above written.
FPL GROUP CAPITAL INC
		By:	PAUL CUTLER

		Name: Title:	Paul Cutler Treasurer

Acknowledged and Agreed:
NORTHEAST ENERGY ASSOCIATES, A Limited Partnership
By:	Northeast Energy, LP Its General Partner
By:	ESI Northeast Energy GP, Inc. Its Administrative General Partner
By:	NATHAN E HANSON

Name: Title:	Nathan E. Hanson Director

SCHEDULE "A"

Time Period:	Amount:

August 1, 2003 - December 31, 2003
January 1, 2004 - December 31, 2004
January 1, 2005 - December 31, 2005
January 1, 2006 - December 31, 2006
January 1, 2007 - December 31, 2007
January 1, 2008 - December 31, 2008
January 1, 2009 - December 31, 2009
January 1, 2010 - December 31, 2010
After December 31, 2010

$8,500,000 $7,700,000 $6,800,000 $5,900,000 $5,000,000 $4,100,000 $3,000,000 $2,000,000 $2,000,000